Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-76134, 333-65361, 333-65359, 333-65363, and 333-52928 of Fifth Third Bancorp on Form S-8 of our report dated June 28, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of the liquidation basis of accounting) appearing in this Annual Report on Form 11-K of the Franklin Financial Employees Retirement Savings Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 28, 2006